Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2018

April 19, 2018  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Senior Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Randy Binner	B. Riley FBR, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Scott Heleniak	RBC Capital Markets LLC
Ron Bobman	Capital Returns Management, LLC

RLI CORP.

Moderator: Aaron Jacoby

April 19, 2018

10:00 a.m. (CDT)

Operator: Good morning and welcome, ladies and gentlemen, to the RLI Corp. first-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the first quarter of 2018.

Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President, and CFO.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish with some closing comments. Tom?

Tom Brown: Thanks, Aaron, and good morning.

Thanks, Aaron, and good morning. As reported last evening, first quarter 2018 operating earnings were $0.60 per share. Before I get into the results for the quarter, I do want to mention an accounting change effective in the first quarter which exacerbates the difference between GAAP net earnings and non-GAAP operating earnings. This is detailed in our press release, but let me provide a bit more color here. FASB changed the accounting for unrealized gains and losses on equity securities, requiring recognition in pretax earnings whereas historically, unrealized gains and losses from this portfolio net of tax were reflected in other comprehensive income. This accounting change can cause volatility in net earnings when comparing quarterly results.

During the first quarter, we recognized a pretax decline of $26.8 million on our equity portfolio. We elected to eliminate this amount in reconciling net earnings to operating earnings, similar to our historical treatment of realized gains and losses on the entire investment portfolio. The result is a consistent measure of operating earnings between periods but does reflect a result and one additional measure to reconcile to GAAP net earnings. Refer to the earnings release for further details and the reconciliation. One other item of note, the lower corporate tax rate from last year's tax reform favorably impacted our operating earnings by $0.06 per share in the quarter, which should be considered when comparing operating earnings between quarters.

Turning back to operating results. We started the year in good fashion from both a top line and bottom line perspective. Our first quarter combined ratio was 91. Our loss ratio benefited from net favorable prior year's reserve development of

$13 million in the quarter compared to $5 million last year. Partially offsetting this was a nominal amount of storm losses in the quarter, about $2 million from numerous winter storms, principally in the northeast. We're pleased with each of our segments' combined ratios, 99 in casualty, 83 in property and a 65 in surety.

Our casualty segment was favorably impacted by $7 million of net positive reserve development. Most casualty lines developed favorably in the first quarter of 2018, which is a significant improvement from adverse development in first quarter of 2017 when auto-related coverages developed adversely. Our property segment was modestly favorable at $1 million exclusively from Marine. Finally, our surety segment had net favorable development of $5 million, primarily from contract and in commercial.

Overall, underwriting results were derived from positive underlying performance across our diverse product portfolio, coupled with the favorable reserve development. Turning to our top line, gross written premium advanced 11% in the quarter, the same growth rate we experienced in the fourth quarter and an accelerated pace from where we had been previously running.

Craig will discuss this trend in more detail shortly, but we did experience growth across most products in all 3 segments, with the exception of surety. The modest decline in surety is an example of our underwriting discipline in a very competitive market. However, we are very pleased with the segment's combined ratio at 65%. Moving on to casualty. Top line grew 11%. This is a segment that has the bulk of our newer products, but also benefited from growth in core products, such as D&O, transportation and commercial and personal umbrella. Lastly, our property segment was up 24% as major products, such as E&S property and Marine, each contributed.

Complementing this underwriting performance, investment income was up a strong 9% compared to the first quarter of 2017, marking the fourth consecutive quarter of growth in investment income. A larger invested asset base, coupled with higher yields, led to the increase in investment income. Earnings in our equity investees, Maui Jim and Prime Holdings, were up slightly from the first quarter of 2017.

Turning to our tax effective rate. Our effective tax rate was 15% for the quarter compared to 25% in the comparable first quarter 2017. This is principally due to tax reform, but also the inclusion of unrealized losses on the equity portfolio, depressed pretax earnings, resulting in the tax preference items being disproportionately higher as a percentage when compared to 2017.

Our overall business fundamentals and operating income were strong in the first quarter, but the rise in interest rates and the decline in the equity markets during the end of the quarter brought book value down slightly to $18.82 at March 31. In conclusion, a very strong start to the year.

And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thanks, Tom. Good morning all. A solid start to the year with a 91 combined ratio and a second consecutive quarter of 11% top line growth. I think it is fair to say that the momentum we ended last year with is continuing so far this year. The market is still very competitive, but we are seeing more opportunities across the niches in which we compete. Submissions are up, which means more people are shopping as our competitors are reacting to underlying lost cost trends and some self-induced pain. Our product breadth provides many touch points for opportunities, and our underwriting discipline provides the confidence to capitalize when the time is right.

This quarter, we saw organic growth across most of our product portfolio. This growth continues to be fueled by an improving economy, new distribution partners, investment in existing relationships and technology as well as continued evolution of the new products started over the last several years. We have also recently observed competitors' quotes moving up nearer to our price level, allowing us to hang around the rim on more new business opportunities. To be clear, we are not in a hard market. We still see irrational behavior in several places where MGAs have been given the pen, or standard markets are trying to gain a foothold in the specialty space. In those more-challenging markets, we continue to be prudent, retrenching if required. Let me talk a little bit about results by segment.

In casualty, we grew top line 11% while reporting a 99 combined ratio. The bottom line was much improved over last year as a result of better prior year loss development across most products, but particularly from our transportation business. Transportation grew top line 18% in the quarter. Rate increases continue in this line, with renewals up 9%. At the same time, we have invested in more boots on the ground, visiting our customers and producers with new loss control services and on-site agency calls. Our established commercial and personal umbrella products also continued to grow 5% and 7% respectively. The drivers are deeper and newer producer relationships, investments in technology and modestly higher prices. Both products continue to deliver bottom line results as well. I've mentioned several newer products in past quarters. We continue to deliver top line growth from these products as they generate nearly half of the premium growth for the segment. This is important to note that these products generally throw off little underwriting profit until they gain some level of maturity. Although, we are very pleased to deliver an underwriting profit in this segment, we remain vigilant for underlying severity inflation based on a more pro-plaintiff litigation environment and rising medical costs.

Our property segment grew 24% while posting an 83 combined ratio this quarter, despite 6 points of Northeast storm losses. We realized growth across all 3 of our major products in this segment. Our E&S property business, which is made up mostly of CAT-exposed businesses, grew 37%. Both the earthquake and wind products grew by over 30%. Wind renewal pricing is up about 10%, while quake pricing was closer to flat. We are seeing about 15% more new business submissions than last year as the market seems to be coming to us in both wind and quake. For now, some level of sanity has returned to the CAT market, but there are still a number of MGAs willing to write business below our pricing floor. Our Marine and Hawaii homeowners business were up 19% and 7% respectively as they continued to build more distribution and needed scale. We are pleased with the overall direction of this segment.

Our surety segment remains the most competitive. Surety top line continues to struggle for growth and was down 1% for the quarter. The combined ratio of 65 speaks for itself. All of our underlying products in this segment remain profitable, but all are challenged by new entrants and more aggressive, established players. Although the economy has helped the bottom and top line in this segment, a reduction in public construction spending and less regulation has flattened overall demand while the number of sureties fighting for market position has increased. Contract and energy surety has suffered the most, but our underwriting appetite remains consistent: taking advantage of opportunities as they arise, looking for likeminded partners to grow with, specializing even more deeply and investing in better technology to make our customer experience differentiating. Discipline will ultimately prevail.

Overall, a solid start to the year, with good top and bottom line results. Our underwriters and claim personnel are narrowly focused and have very deep knowledge of their space, which helps us deliver more consistently. We continue to prune underperformers, nurture new initiatives, while realizing the benefits of our well-tended portfolio. Our balance sheet is strong, and our underwriting discipline and diverse specialty portfolio give us the confidence to execute where opportunities arise. Our talented associates delivered again this quarter. At RLI, we think differently, and for our employee/owners and all of our shareholders, that difference works.

Thank you. And I'll turn it over to Aaron to open it up for questions.

Aaron Jacoby: Thanks, Craig. You can now open the call up for questions.

Operator: [Operator Instructions] And our first question comes from Arash Soleimani.

Arash Soleimani: Craig, I know you said we're not in a hard market, obviously, and you made some comments on pricing. But is it fair to say that pricing has accelerated from the fourth quarter to the first quarter?

Craig Kliethermes: Arash, this is Craig. I would say -- I mean, in spots, certainly in spots. But a lot of our growth, as I mentioned, is really coming from increased submissions on new business. And I do think the market, in general, the pricing seems to have risen to a level that we are getting more opportunities. Our quoting level really hasn't changed much from a pricing standpoint. We're not reaching for any more business. But when we put out our quote before, sometimes the brokers would almost laugh at our quote, think it was too high, and not even present our quote sometimes because it was too high. And now we're finding that, that same quote at that same rate level is actually much more competitive than it was before. So we are actually getting a look where we didn't before. Overall, renewal pricing has stayed pretty stable over the last couple of quarters. Maybe a little bit more momentum in some areas, not noticeably more. Other than -- I think I mentioned hurricane wind pricing is up -- continues to be up. The transportation pricing continues to be up. A lot of where the pricing is up is where the pain has been. So we're still getting rate across the board on auto-related risks. We're still getting rate in our professional liability area. And now we're starting to get rate on renewals for the wind business.

Arash Soleimani: Can you repeat what the wind renewal rate increases were, again?

Craig Kliethermes: I think it was -- 9% was the number, right?

Arash Soleimani: Okay. And you said -- quake was flat, you said, right?

Tom Brown: Yes.

Craig Kliethermes: Yes.

Arash Soleimani: Okay. And the expense ratio in casualty, that was up a bit year-over-year. Is that just because of investments in new products?

Tom Brown: Arash, you said in casualty?

Arash Soleimani: Yes.

Tom Brown: Yes, it's up modestly. I would characterize it as to the newer products as well as just mix.

Arash Soleimani: Okay. And in terms of the -- you guys mentioned the 11% growth 2 quarters in a row. Based on what you're kind of seeing in the market, is that more of a reasonable run rate than maybe what we saw earlier in the year last year?

Craig Kliethermes: Arash, we play it quarter by quarter. I couldn't tell you for sure, but obviously, we like the last 2 quarters' direction and hope it continues.

Operator: And we'll go next to Randy Binner.

Randy Binner: I have a question about reserve redundancy in the transportation book. And it sounds like, from your comments, that was the majority of the casualty lines development. Is that right that most of it came out of transport?

Tom Brown: Yea, Randy, it's Tom. You really got to look at it year-over-year. You'll recall, in the first quarter of 2017, it was fairly adverse on the heels of third quarter of '16. There was fair amount of noise not only in the industry but we started seeing the same in Q3 through, really, the first quarter of 2017. And then, as you saw, it started to stabilize in Q2 through Q4 and it continues into the first quarter of 2018 where it's been nominally -- if you take over the -- those 3, 4 quarters, it's been nominally favorable, nominally adverse. It appears to be stabilizing for the prior quarter.

Arash Soleimani: And so -- but I guess maybe you're saying it's more stable than redundant. But it -- maybe I just need to clarify that. So for the redundancies that happened in the casualty segment, were -- was it transportation, like, on an absolute basis? Or was it something else? Because that comment made me think it was more just breakeven?

Tom Brown: [Quick] clarification. The lion's share of the favorable development in that segment is coming from GL and the casualty umbrella, or excess casualty. And I was saying, yes, if you look -- but you have to – if you're trying to compare it, first quarter 2017 had some adverse that, again, netted to about $2 million net adverse in Q1 of '17. But the transportation swung to a loss, which created that $2 million, offsetting favorable development in the GL and the casualty books.

Randy Binner: Yes. No, I'm kind of thinking of it more -- I was thinking more on an absolute basis and thinking if, for instance, like the '15 or '16 accident year for transport had gotten really redundant that would seem a little early, and it sounds like that's not the case. It's more like it's stabilizing to levels where you had kind of reset reserves up last year. Is that fair for transport or...

Craig Kliethermes: Well, Randy, this is Craig. I mean, I think I made the comment on a previous call. I mean, we tend to -- when the product has some development, like transportation had 1.5 years ago or so, tend to get in the penalty box for a while. So we're going to be very cautious with that product line for an extended period of time. Probably not going to see a lot of releases out of the current accident years anytime soon, so – out of that process. But I think to Tom's point, the results do look stable. They're not getting worse. All right?

Randy Binner: Got it. And then for GL and umbrella, that's just kind of developing well. And what accident years are you letting go there?

Tom Brown: I would say, for that, this is Tom again. You're seeing largely the GL and CUP and PUP and they're primarily from the '15 and '16 accident years.

Randy Binner: Okay, very good. That's helpful. And then just one housekeeping item. I think I may have missed it. But you mentioned that you had rate up significantly for transport, but then you said you had mid-single-digit growth in umbrella and one other category rate-wise for casualty. What was that other category?

Craig Kliethermes: Well, we have 2 umbrella products. We have both a personal umbrella and a commercial umbrella product, so both of them are seeing healthy amount of growth. I mean, those are products that have been around for long time, and they're much more mature than many of our other products. Our underwriters have been -- I mean, we've been in that business for 20-plus years in a lot of those businesses. So -- but those have been relatively flat up to the last couple of years. So we've seen -- well, CUP has grown a little bit more over the last couple of years I guess, but personal umbrella has been a little flatter for the last several years. We feel pretty good about that.

Randy Binner: The other question I wanted to ask is definitely higher level. And there's kind of an ongoing debate across a number of insurance lines about how the lower tax rate for domestic companies may make some companies more competitive and to the extent they maybe even compete away the tax break. But your comments are more of a kind of stabilizing, more rational market. So the question is, are you -- I mean, do you feel like the lower tax rate is affecting behavior out there or not?

Jonathan Michael: This is Jon. Yes, of course, it affects behavior. But there are a lot of factors affecting behavior, right? Our starting point is an industry that has mid-single-digit return. And so with that as a starting point, there's pressure, obviously, to give back rate to our customers. In some cases, we did that, right? And there's pressure to let it flow through to the shareholders, and probably some of that's going to go to shareholders. We told you last quarter that part of it went to our employees. So it gets shared I think. And yes, there's pressure. But there are a lot of different factors that go into the competitive environment that we see ourselves. So…

Craig Kliethermes: But to be clear, yea, our underwriters are paid on underwriting profit, not -- it's pretax, so not based on after-tax.

Operator: And we'll go next to Jeff Schmitt.

Jeff Schmitt: Question in the casualty book, the growth at 11%. I think you said about half of that is coming from new products. Can you maybe provide a little more detail on what those products are? And are they coming over from some other books or underwriting teams? Are these internally generated?

Craig Kliethermes: Yes. So this is Craig. The -- these are products that we've been mentioning in several of the past quarters. They're not brand-new product for us. But we started an energy casualty book of business a couple of years ago, and that continues to grow. We started a binding authority business in the E&S space for small insureds, that continues to get momentum. We did start a small cyber operation that continues to grow, although at a little bit lower pace than the rest of the other things I mentioned. We started a health care business. But this quarter, it didn't actually grow that much because we had some timing issues, but that's been showing momentum over time. And then our investment in Prime, which we have a reinsurance arrangement -- a quarter share arrangement with them. They continue to grow at a healthy clip, which is adding to our growth. So 3 or 4, 5 things that have been around for -- some have been around for 4 or 5 years, some have been around for 2, but they are continuing to gain some momentum.

Jeff Schmitt: I guess, yes, why the pop over the last 2 quarters in particular? I mean, is there -- if they've been around for several years?

Craig Kliethermes: Well, this -- again, this is Craig. They -- I don't know that their contribution is any greater than it is has been. Maybe it's actually even less this quarter, contribution to our growth, because we saw growth this quarter across a lot of our more established products. So the actual pop, really, that drove the growth this quarter would have been more attributed -- well, a half attributed to other products, products that have been around for a while. But if you go back into previous quarters, those products weren't necessarily growing at the same pace. Growth in previous quarter was probably more driven by new products. So this is actually a healthy -- we think a healthier mix, right? Because newer products, you're still -- there's some uncertainty about long-term profitability. But some of our established products, we have a pretty good handle. We wouldn't be growing them unless we thought they made money. So that's why we feel -- overall, it feels like it's much healthier output as far as driving the top line growth.

Jeff Schmitt: Okay. And then just looking at the casualty underlying loss ratio, looks to be up 150 to 200 basis points year-over-year, 69%. Highest it's been in quite a few years. Is -- how much of that is business mix versus underlying loss cost trends?

Tom Brown: Yes, Jeff, it's -- again, these newer products are driving some more costs. I said earlier, slight uptick in the expense, but also in the -- loss picks for those newer lines is driving up the underlying combined ratio there. Also, I would say just on our more mature products. As you get into newer -- some of the growth in the newer products, we take a longer-term view of that when we look at our loss cost trends.

Craig Kliethermes: I mean, especially it has an impact in the first quarter as we were working from last year as a starting point, we're assuming a certain level of loss cost inflation. We know that the prices aren't really keeping up, overall, with that loss cost inflation. So frankly, most first quarters, I think if you go back and look, we probably are up from prior quarter’s year-over-year. It's a math equation. Unless you're getting more price in excess of your loss cost assumptions, then you're going to end up raising you loss ratio.

Tom Brown: Right. And Jeff its Tom, again, just coming back to one other -- we shouldn't lose sight of the fact that transportation is in casualty and coming on the heels of that in the industry, we're taking, I would say, a cautious approach to that. Having gone through a kind of a reunderwriting, review of claims  took a hard look at it, and don't want to get too optimistic too quickly, right?

Operator: And our next question will come from Scott Heleniak.

Scott Heleniak: You guys mentioned pretty significant growth in E&S. I believe it was property. And I know you said last quarter, you hadn't seen a whole lot of pricing improvement in E&S. I'm not sure if that was property or not you were talking about. And then this quarter, you talked about some irrational behavior in E&S. So I was just wondering if you could square up those comments on the E&S versus the growth opportunity you're seeing there. Where you're seeing the opportunities? And where you're seeing the significant competition within E&S?

Craig Kliethermes: Sure. Now you're referring to E&S property so -- Scott, so I mean, last -- I think -- I believe last quarter, we reported, I think, a positive increase on hurricane rates on renewal, but not as high as the 9% that we reported this quarter. So we are seeing a little more momentum and ability to get rate on renewal book. What we've seen is a growing opportunity is really on the new business side. So as, I think, I mentioned before, we -- quotes we put out before didn't get a look, now we put out the same quote and we're actually are in the ballgame. And we've -- and our take-up rate has been better. And that's applied both to hurricane and to earthquake. Now on renewals, earthquake is still tougher. It's still tougher to get rate on earthquake. And it was tough last quarter, it’s tough this quarter. We're still not seeing a lot of movement on renewals on quake, but we are seeing new business opportunities across the board. And that -- I mean, we're led to believe, based on talking to the brokers, is that other people are raising rate levels when they are quoting. And that happens sometimes when -- if you're 30% higher than the competition and they go up 20%, you're still higher than the competition. You're just closer. So we're getting those opportunities that we didn't see before.

Scott Heleniak: Okay. And so is it fair if I say that some of those are loss-impacted areas? Or is it just CAT-exposed areas that could be Midwest or Northeast? Is there a particular region we're seeing the opportunity in?

Craig Kliethermes: Well, most of our hurricane business is in the Southeast, just to be clear. We write a little bit in the

Northeast, but by far, it's in the Southeast from between Miami and Houston, is a big chunk of it. And then on quake, what we have seen in quake, and a little bit of this is anecdotal, but we have seen there are more new buyers in the quake market. And the brokers attribute that there was -- there obviously was some hurricane activity that woke people up to the exposure that you can have if you have a catastrophe loss, even though it was wind not quake. There also was a Mexican earthquake last year that apparently has created some more awareness. And then I think it's the cumulative years of rate decreases that the market has taken in quake. So maybe the last time one of these insurers checked their price on quake, it might have been $100, and now it's $70, and now it maybe worth the buy because the rates have dropped that much, plus there's increased awareness. But we've seen a significant number, not -- I mean, not half, but a significant number of new buyers in the quake market. Now whether that lasts or not, usually that's a temporary phenomenon because if there's no quake over a period of time, people forget and don't think they need that coverage because it's optional in most cases.

Scott Heleniak: Right. Okay, that makes sense. And you mentioned the rising legal and medical costs. I think you may have mentioned that before, but is that -- are you seeing that accelerating as the economy is maybe getting a little bit better? Is there any particular areas where you're seeing that -- those increases? Any particular line?

Craig Kliethermes: Well, I mean, it's most predominant in the auto-related product lines, and that's what the whole industry, I think, felt is some increased severity. And I mean, we've seen a little bit of stall, but anytime there is a personal injury involved, I think that -- I think the plaintiff attorneys continue to be -- I mean, they're always aggressive, don't get me wrong, but they always try new things, and they're finding new avenues of trying to get bigger verdicts. And they've been successful in some cases. Certainly, you can read for yourself, some big industry verdicts that have come down. But we're always wary of that because that usually becomes a spike in trend. It's not -- it doesn't happen gradually over time. All of a sudden, you look back and realize that there was a loss cost increase of 15% year-over-year instead of a 3% or 4% you assumed, and that can get you behind the 8 ball pretty quick on your reserves. So we continue to be cautious. That's another reason why we continue to book casualty accident years at the beginning of the year at a much higher number probably than the previous year, assuming that loss cost inflation is going to continue to eat away at our rate adequacy. But I mean, I wouldn't say it's widespread, but we continue to watch carefully.

Scott Heleniak: Got it. That's helpful. And then the last question is just on the tax rate. You -- I think you guided to 15% to 18% before. It looks like it might be a -- been a little bit higher on an operating income basis. But I'm just wondering if that -- is that still a good number to use, just somewhere in the 15% to 18% range for tax rate?

Tom Brown: Yes. I mean, again, there's a lot -- I think going back to what I said earlier, this putting in the unrealized gains and loss in the equity portfolio is going to create volatility, and that can also then have a bearing on the effective tax rate. But I think it's still reasonably mid-to upper teens as an effective tax rate for the operating earnings.

Operator: [Operator Instructions] And we'll go next to Ron Bobman.

Ron Bobman: I had a question about transportation. I'm sorry if you provided the figures. Could you talk about the growth in transportation in the quarter? And then your sort of appetite and what you're seeing. I guess, sort of I'll call that laughing factor, whether the agents are -- if that's one of categories where the laughing response to your quotes is diminished or eliminated in sort of your hit ratio as a result?

Craig Kliethermes: This is Craig, Ron. And I think the growth rate that I reported was 18% for that product line, about half of that was price-driven. So I think we reported about 9% renewal rate increases. I actually would say that's not necessarily an area that we're seeing a lot more new submissions. It's one that really driven more by rate. And there is a lot of retrenchment going on within certain classes of the transportation space. There are some that are still very, very competitive. The truck business is still very, very competitive within that transportation segment. And the other 2 have felt a little pain, both by us and as well as the industry. And there's a little more shopping going on. But I wouldn't say that would be the one I would put up as the poster child for where we're seeing all the new submissions. We are seeing new submissions there, and they are up a little bit, but that's not the biggest driver there. Rate, we continue to get rate cause everybody else is getting rate too. And we continue to see opportunities in spaces that we like there and a lot of those are outside big Metro areas and the classes that we tend to like.

Ron Bobman: It sounds like your hit ratio, although, like you said the submissions aren't dramatically up, you're winning -- your quotes are, I guess, successful at a greater degree now?

Craig Kliethermes: Our hit ratio was up a little bit, I think, in that businesses. Its not dramatic. Retentions are holding about the same. So we watch those constantly. You want to watch your hit ratio, retention and you're always testing the market to see are you pushing hard enough? Is the market going to let you get more? You don't want the retention to drop too much because then you might want to pull back a little bit. But you also don't want -- you probably want to push the envelope a little bit on some of those if your retention continues to climb and you may not be reaching -- maybe leaving money on the table. You don't want to do that.

Ron Bobman: What will the evidence be or the signs be that this year over year over year of rate increase in commercial auto has sort of reached a degree of adequacy or reached a degree of overshooting? What's sort of the underlying data? Is it all -- is it in the loss book that basically it becomes evident? That the loss data makes it evident that you've achieved adequacy, you've achieved a position of excess?

Craig Kliethermes: Well, I think, certainly for the industry, you'd want the bleeding to stop for the reserves for more than a quarter, right? For probably a couple of years, you'd like to see that you get to some point where you're not seeing adverse development. So -- and that kind of gives you feedback as part of the loop is that maybe I've finally reached that. Then you got to evaluate what do those losses equate to from a loss ratio standpoint, and can I make any money at that loss ratio, right? And I think for the longest time, we had -- I mean, people -- I mean, we would hear from people that say, I don't know. I don't even know where the bottom is or where the top is, I guess is the right way to say it. But keep getting more rate, talk to some competitors. They get more rate, and then I think that the results got worse. So they need that much rate -- that much more rate. So they need reserves to start to stabilize, and then I think you can assess kind of where you're at and are you making any money or not. But as an industry, I think that the commercial auto combined ratio is not particularly attractive. It's in the excess of 105, 110 range. If you're not making any money, it's not a very long tale line of business and the interest rates aren't good enough to make any money there.

Ron Bobman: But I guess talking about the -- but those companies are trying to make up for deficiencies in the '16 books, the '15 books, the '14 books, right? And at some point, those cohorts will look -- well hopefully, some of those cohorts will look increasingly stable. Like, do you -- is your '16 book stable? Or is only your '17 reserve base stable in that line?

Craig Kliethermes: Well, we talked about our development for '16 and '17. I think we said we didn't really release any money out of those years for commercial auto. We're going to hold steady. I mean, it looks good right now. But I don't think we want to -- I don't want to jump the gun. We don't want to release reserves if we're going to have to put them right back up, that doesn't tell a good story either.

Operator: If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jonathan Michael: Thanks for joining. Appreciate it. Appreciate all the questions. We're pleased with the 2 quarters in a row of double-digit growth. And we will talk to you again next quarter. Thank you very much.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1(888)203-1112 with an ID number of 6877920. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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